Exhibit 3.198

OPERATING AGREEMENT OF

LOCAL TV ILLINOIS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This OPERATING AGREEMENT (this “Agreement”) of Local TV Illinois, LLC (the “Company”) is effective as of March 7, 2007, by and between the Company and Local TV Finance, LLC, a Delaware limited liability company (its “Member”).

ARTICLE I – GOVERNING LAW

This Agreement has been adopted pursuant to, and shall be governed under and in accordance with, the Delaware Limited Liability Company Act.

ARTICLE II – COMPANY CAPITAL

Section 1. Initial Capital Contribution. On March 7, 2007, the Member made a capital contribution of One Hundred Dollars ($100.00) to the Company, and, as consideration therefor, the Member received a percentage interest of One Hundred Percent (100%) in the Company.

Section 2. Additional Capital Contributions. Except as provided above or as otherwise expressly provided in this Agreement or agreed to by the Company and the Member, there shall be no further assessments for additional capital contributions by the Member to the Company.

Section 3. Issuance of Certificates. The Company shall issue to the Member one or more certificates in the Member’s name representing, in the aggregate, the percentage interest in the Company held by the Member, and certifying that the Member is in fact a Member on the Company’s books and records (the “Certificates”). Each Certificate shall be numbered and registered in the order in which it is issued. Upon issuance, the name in which each certificate has been issued, together with the percentage interest in the Company represented thereby and the date of issuance, shall be entered into the books and records of the Company by the Secretary of the Company. Each Certificate shall be signed by the Secretary and shall be in a form as approved by the Secretary of the Company. The Certificates, and the interest in the Company they represent, shall be governed by Article 8 of the Delaware Uniform Commercial Code.

ARTICLE III – CASH DISTRIBUTIONS

Section 1. Distributions Prior to Liquidation. Any cash or other assets of the Company which are available for distribution shall be distributed to the Member at such times and in such amounts as the Member may determine.

Section 2. Net Proceeds Upon Dissolution and Liquidation. Upon the dissolution and liquidation of the Company, after payment of, or adequate provision for, the debts and obligations of the Company, the remaining assets of the Company shall be distributed to the Member.

ARTICLE IV – MANAGEMENT

Section 1. Member. All of the powers of the Company shall be exercised by or under the authority of the Member and the Company’s officers. Any such action by an officer shall have the same force and effect as if the action were taken by the Member. In the event of any conflict between the action of the Member and the action of an officer, the action of the Member shall control with respect to such conflict. The officers shall act by written consent setting forth the actions taken or to be taken, which written consent shall be signed by the Member, and the actions taken or to be taken by such written consent shall be effective as of the date specified therein. Such written consents shall be maintained as the minutes of the Member of the Company.

Section 2. Annual Meetings. The Company need not hold an annual meeting of the Member.

Section 3. Officers. The Member may appoint such officers as it deems appropriate with such duties as the Member may set forth, including without limitation, a President and a Secretary. The Member may remove any officer at any time with or without cause.

Section 4. Authority to Vote Equity Securities. In the event that the Company at any time holds any equity securities issued by any other entity, each of the President and the Secretary of the Company, in each officer’s sole discretion, may act on the Company’s behalf in voting such equity securities or taking any other action incidental to the ownership of such equity securities.

Section 5. Evidence of Action. Any action of the Member or the officers of the Company may be conclusively evidenced by a certificate, executed by the Secretary of the Company, attesting that such action was duly authorized and validly taken by the Member or such officer(s) pursuant to this Agreement.

ARTICLE V – INDEMNIFICATION

Section 1. The Company shall, to the full extent permitted by law, indemnify, defend and hold harmless any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization (a “Person”) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a Member or is or was serving at the request of the Company as an officer, employee, agent or fiduciary of the Company or another corporation, association, partnership, limited liability company, joint venture, trust or other entity or organization, from and against any and all claims, liabilities, losses, damages, costs or expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding. The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against him, her or it. Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Persons seeking indemnification to repay such amounts if it is ultimately determined that he, she or it is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement or otherwise, both as to action on his, her or its official capacity and as to action in another capacity while serving as a Member, officer, employee or agent.

ARTICLE VI – AMENDMENTS

Section 1. Amendment by Member. This Agreement may be amended by the Member.

Section 2. Legislative Amendment. In the event that any portion of this Agreement is subsequently rendered invalid by act of law, those portions hereof which are not affected by such act of law shall remain in full force and effect until and unless altered or repealed in accordance with the terms hereof.

ARTICLE VII – MISCELLANEOUS.

Section 1. Further Action. The parties shall execute and deliver all documents, provide all information, and take, or forbear from, all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

Section 2. Entire Agreement; Agreement Binding. This Agreement contains the entire understanding between the Company and the Member and supersedes any prior understandings and agreements between them regarding the subject matter of this Agreement. This Agreement shall be binding upon the successors and assigns of the Company and the Member. No provision of this Agreement may be waived except by a written instrument specifically waiving such provision and executed by the party to be charged with such waiver.

Section 3. Amendment. No provision of this Agreement may be amended or modified except by resolutions adopted in writing by the Member.

Section 4. Severability. If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provision of this Agreement.

Section 5. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (but not the laws pertaining to choice of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

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IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement of Local TV Illinois, LLC effective as of the date first written above.

LOCAL TV ILLINOIS, LLC

By:	/s/ Kevin G. Levy
Kevin G. Levy
Vice President and Secretary

LOCAL TV FINANCE, LLC

By:	/s/ Kevin G. Levy
Kevin G. Levy
Vice President and Secretary